Exhibit 4.2
DESCRIPTION OF SECURITIES
General
The following description of securities of Cue Health Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit is a part, and the applicable provisions of the Delaware General Corporation Law (“DGCL”).
Authorized Stock
Our amended and restated certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, $0.00001 par value per share, and 50,000,000 shares of preferred stock, $0.00001 par value per share.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Each election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
All issued and outstanding shares of our common stock are fully paid and nonassessable.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. No shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.
Warrants
As of December 31, 2022, we had an outstanding warrant to purchase 75,744 shares of common stock at an exercise price of $0.40 per share. The warrant was issued on August 22, 2017 and expires on August 22, 2027. All shares subject to the warrant were vested as of December 31, 2021.
Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions
Delaware Law
We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Staggered Board; Removal of Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our amended and restated certificate of incorporation and our amended and restated bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.
Super-Majority Voting
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation described above.

Exclusive Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of proceedings: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation or amended and restated bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This exclusive forum provision will not apply to actions arising under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which federal courts have exclusive jurisdiction.
Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Registration Rights
Certain holders of our common stock are entitled under our amended and restated investor rights agreement dated as of June 1, 2020 (the “IRA”) to rights with respect to the registration of their shares under the Securities Act. The registration rights set forth in our IRA will expire five years following the completion of our initial public offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period.
Demand Registration Rights
Subject to specified limitations set forth in the IRA, at any time, the holders of outstanding registrable securities may demand that we register at least a majority of the registrable securities then outstanding under the Securities Act for purposes of a public offering for which the reasonably anticipated aggregate offering price to the public is at least $20.0 million. We are not obligated to file a registration statement pursuant to this provision on more than two occasions in any 12-month period.
In addition, subject to specified limitations set forth in the IRA, at any time after we become eligible to file a registration statement on Form S-3, the holders of at least 25% of the then outstanding registrable securities may request that we register their registrable securities on Form S-3 for purposes of a public offering for which the reasonably anticipated aggregate offering price to the public, net of selling expenses, is at least $1.0 million. We are not obligated to file a registration statement pursuant to this provision on more than two occasions in any 12-month period.
Piggyback Registration Rights
If we propose to register for our own account any of our securities under the Securities Act, the holders of registrable securities will be entitled to notice of the registration and, subject to specified exceptions, have the right to require us to use our commercially reasonable efforts to register all or a portion of the registrable securities then held by them in that registration.
In the event that any registration in which the holders of registrable securities participate pursuant to our IRA is an underwritten public offering, we have agreed to enter into an underwriting agreement in usual and customary form and use our reasonable best efforts to facilitate such offering.
Expenses

Pursuant to the IRA, we are required to pay all registration expenses, including all registration and filing fees, exchange listing fees, printing expenses, fees and expenses $25,000 of one counsel selected by the selling stockholders to represent the selling stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions, stock transfer taxes applicable to the sale any registrable securities and the fees and expenses of the selling stockholders’ own counsel (other than the counsel selected to represent all selling stockholders). If a registration is withdrawn at the request of the stockholders initiating the registration, then the stockholders will bear the expenses of the registration.
The IRA contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us or any violation or alleged violation whether by action or inaction by us under the Securities Act, the Exchange Act, any state securities or Blue Sky law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities or Blue Sky law in connection with such registration statement or the qualification or compliance of the offering, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.
Exchange Listing
Our common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “HLTH.”